ELEMENTAL ROYALTY CORPORATION

Option Award Agreement under 2020 Equity Incentive Compensation Plan

This Option Award Agreement (this "Agreement") is issued pursuant to the provisions of the Elemental Royalty Corporation (the "Company") 2020 Equity Incentive Compensation Plan dated effective July 28, 2020 (the "Plan") and evidences that [Name] is the holder (the "Option Holder") of an option (the "Option") to purchase up to [Number] common shares (the "Shares") in the capital stock of the Company at a purchase price of Can$[Price] per Share.

Subject to the provisions of the Plan:

a) the Award Date of this Option is [•];

b) the Expiry Date of this Option is [•] and

c) the Options will vest one year after the grant.

Vested Options may be exercised at any time and from time to time from and including the Award Date through to and including up to 4:30 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivery to the Committee that administers the Plan (the "Administrator") an Exercise Notice, in the form attached hereto, together with a certified cheque or bank draft payable to "Elemental Royalty Corporation" in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

This Agreement and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which are incorporated herein by reference and which the Option Holder hereby expressly agrees with the Company to be bound by. This Agreement is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

This Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto.

The foregoing Option has been awarded this [•].

Signature page follows

Elemental Royalty Corporation | 905 – 815 W. Hastings St. | Vancouver, BC | V6C 1B4 | Canada

ELEMENTAL ROYALTY CORPORATION

Per:

__________________________________

Administrator, Elemental Royalty Corporation Stock Option Plan

Accepted and agreed this ____ day of ______________, 202____.

___________________________________

Name:

Elemental Royalty Corporation | 905 – 815 W. Hastings St. | Vancouver, BC | V6C 1B4 | Canada

ELEMENTAL ALTUS ROYALTIES CORP.

2020 EQUITY COMPENSATION INCENTIVE PLAN

NOTICE OF EXERCISE OF OPTION

TO:	The Administrator, Stock Option Plan

ELEMENTAL ROYALTY CORPORATION

The undersigned hereby irrevocably gives notice, pursuant to the Elemental Royalty Corporation (the "Company") Stock Option Plan (the "Plan"), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

a) all of the Shares; or

b) ____________________ of the Shares; which are the subject of the Option Award Agreement attached hereto.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to "Elemental Royalty Corporation" in an amount equal to the aggregate Exercise Price of the aforesaid Shares and directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

DATED the ________ day of ____________, 20 ___.

Signature of Option Holder

Elemental Royalty Corporation | 905 – 815 W. Hastings St. | Vancouver, BC | V6C 1B4 | Canada